Caterpillar Inc.
100 N.E. Adams St.
Peoria, IL 61629


Ladies and Gentlemen:

     This opinion is in connection with the Registration Statement filed on Form S-8 ("Registration Statement") filed by Caterpillar Inc. ("Company")with the Securities & Exchange Commission for registration under the Securities Act of 1933 of $10,000,000 of the Company's Deferred Compensation Obligations which are issuable under the Caterpillar Inc. Supplemental Employees' Investment Plan (the "Plan").

     In that connection, I have examined copies of such corporate records and made such inquiries as I have deemed necessary for the purposes of rendering the opinion set forth.

     Based upon the foregoing, in my opinion,:

     1. The Company has been duly organized and is validly existing under the laws of the State of Delaware.

     2. The Plan has been duly adopted by the Board of Directors of the Company.

     3. When issued, the Deferred Compensation Obligations of the Company will be valid and binding obligations of the Company, enforceable in accordance with their terms. This opinion is qualified insofar as enforceability may be limited by fraudulent transfer, bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

     This opinion is limited to the federal laws of the United States of America and the laws of the State of Illinois.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,


                                        /s/Richard P. Konrath
                                          Richard P. Konrath
                                          Securities Counsel